EXHIBIT 5.1
[JONES DAY LETTERHEAD]
April 30, 2008
Idearc Inc.
2200 West Airfield Drive
DFW Airport, Texas 75261
     Re: Registration Statement on Form S-8 of Idearc Inc.
Ladies and Gentleman:
     We have acted as counsel for Idearc Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 relating to the Idearc Inc. 2008 Incentive Compensation Plan (the “Plan”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the 12,000,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share, that may be issued or delivered and sold pursuant to the Plan and the authorized forms of award agreements thereunder will be, when issued or delivered and sold in accordance with the Plan and such award agreements, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.
     The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the applicable award agreements will be in full force and effect at all times at which such Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.
     In rendering the opinion above, we have assumed that (i) each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors and (ii) the stockholders of the Company will have approved the Plan.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares to be issued or delivered and sold pursuant to the Plan under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day